Exhibit 21.1

TPG Mortgage Investment Trust, Inc. Significant Subsidiaries

	Subsidiary	State of Incorporation
1.	AG MIT, LLC	Delaware
2.	AG MIT CMO, LLC	Delaware
3.	AG MIT ARC, LLC	Delaware
4.	AG MITT RPL TRS LLC	Delaware
5.	AG MIT EC LLC	Delaware
6.	AGMIT Merger Sub, LLC	Delaware
7.	WMC Residential Mortgage Holdings I, LLC	Delaware
8.	WMC CRE LLC	Delaware
9.	GCAT 2018-20 Trust	Delaware
10.	GCAT 2018-20 Trust II	Delaware
11.	GCAT 2021-24A, LLC	Delaware
12.	GCAT 2021-24B, LLC	Delaware
13.	GCAT 2022-26A, LLC	Delaware
14.	GCAT 2022-26B, LLC	Delaware